Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Commencement of Nasdaq Delisting Proceedings;

Common Stock Expected to Begin Trading on the OTC Markets

Englewood, Colorado – July 31, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (NASDAQ: UPL) today announced that The Nasdaq Stock Market (“Nasdaq”) has initiated proceedings to delist the Company’s common stock, effective August 8, 2019, as a result of the Company not regaining compliance with the $1.00 per share minimum bid price requirement for continued inclusion on Nasdaq based on Listing Rule 5550(a)(2). The Company expects that its common stock will begin to trade on OTCQX beginning August 8, 2019 and expects to trade under the symbol “UPLC.”

After consideration of multiple factors, the Company’s board of directors determined that attempting to regain compliance with Nasdaq’s continued listing requirement by effecting a reverse stock split would not be in the best interest of the Company at this time. The transition to the OTC Markets will not affect the Company’s business operations. The Nasdaq will apply to the Securities and Exchange Commission (“SEC”) to delist the Company’s common stock upon completion of applicable procedures. The Company will remain subject to the public reporting requirements of the SEC following the transfer.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898